Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated March 9, 2026, relating to the financial statements of General Catalyst Resilience Merger Acquisition Corp. as of February 3, 2026 and for the period from January 14, 2026 (inception) through February 3, 2026 (which includes an explanatory paragraph relating to General Catalyst Resilience Merger Acquisition Corp’s ability to continue as a going concern), which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
April 13, 2026